Exhibit 99.1

8 AUGUST 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE FULFILS PAYMENT OF INVESTMENT MANAGEMENT FEE

Further to the announcement on 5 August 2016, Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, announces that 212,244 existing ordinary shares of KWE have been purchased and awarded to KW Investment Management Ltd. (the “Investment Manager”).
These shares contribute towards the full payment and satisfaction of the share element of the management fee for the quarter ended 30 June 2016 (pursuant to the terms of the Investment Management Agreement date 25 February 2014 and entered into between the Investment Manager and KWE).
There is no change in the issued ordinary share capital of the Company. As at 8 August 2016, the Company’s share capital consists of 135,933,938 ordinary shares at no par value (the “Ordinary Shares”), with each Ordinary Share caring the right to one vote.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson. Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, it also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com